UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 25, 2021

PAE INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	001-38643	82-3173473
(State or other jurisdiction of incorporation)	(Commission File number)	(I.R.S. Employer Identification No.)

7799 Leesburg Pike, Suite 300 North Falls Church, Virginia	22043
(Address of principal executive offices)	(zip code)

(703) 717-6000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value	PAE	Nasdaq Stock Market
Warrants	PAEWW	Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

Merger Agreement

On October 25, 2021, PAE Incorporated, a Delaware corporation (the “Company” or “PAE”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Amentum Government Services Holdings LLC, a Delaware corporation (“Parent”) and Pinnacle Virginia Merger Sub Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Parent (“Merger Sub”), providing for the merger of Merger Sub with and into the Company (the “Merger”), with the Company continuing as the surviving company of the Merger and an indirect wholly-owned subsidiary of Parent (the “Surviving Corporation”).

The board of directors of the Company (the “Board”) unanimously, among other things, (1) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger (collectively, the “Transactions”), are fair to and in the best interests of the Company and its stockholders, (2) approved, adopted and declared advisable the Merger Agreement and the Transactions, including the Merger, (3) directed that the Merger Agreement be submitted to the Company stockholders for their adoption, and (4) resolved to recommend that the Company stockholders approve and adopt the Merger Agreement. In addition, the Company’s largest stockholder, PE Shay Holdings, LLC, a Delaware limited liability company (“PE Shay”), that beneficially owns approximately 22.5% of the outstanding shares of PAE common stock, entered into a voting agreement with Parent pursuant to which it agreed, among other things, to vote all of its shares of PAE common stock in favor of the Merger and against any Company Acquisition Proposal (as defined in the Merger Agreement).

Subject to the terms and conditions set forth in the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each share of Class A common stock, par value $0.0001, of the Company (“Company Class A Common Stock”), outstanding as of immediately prior to the Effective Time (other than shares of Company Class A Common Stock (1) owned directly or indirectly by the Company (including shares held as treasury stock or otherwise), (2) owned directly or indirectly by the Parent or Merger Sub or (3) held by Company stockholders who properly exercised their appraisal rights under the Delaware General Corporation Law (the “DGCL”)) will automatically be cancelled, extinguished and converted into the right to receive an amount equal to $10.05 in cash per share, net any applicable withholding and without interest (the “Per Share Merger Consideration”).

Each outstanding warrant exercisable for shares of Company Class A Common Stock outstanding immediately prior to the Effective Time (the “Company Warrants”) will automatically become a warrant of the Surviving Corporation and the exercise price of the Company Warrants will be adjusted unless the warrants are called for redemption, in each case in accordance with the terms of the warrant agreement governing the Company Warrants dated September 6, 2018 (the “Warrant Agreement”). As a result of such adjustment, holders of Company Warrants will be entitled to receive notice of, among other things, the effective date of the Merger and the adjusted warrant price as determined in accordance with the Warrant Agreement.

In addition, each award of (1) the Company restricted stock units outstanding as of immediately prior to the Effective Time, whether vested or unvested, that is subject to time-based vesting conditioned on continued employment or service (a “Company RSU Award”) will be cancelled and (2) the Company restricted stock units outstanding as of immediately prior to the Effective Time that is subject to both time-based and performance-based vesting requirements (a “Company PSU Award”), to the extent unvested, will vest at the greater of target or actual performance through closing of the Merger and be canceled and each such Company RSU Award and vested Company PSU Award will entitle the holder to receive as soon as reasonably practicable after the Effective Time (but in any event no later than the end of the first regular payroll cycle commencing after the Effective Time, subject to certain exceptions) an amount in cash equal to: (a)(i) the total number of shares of Company Class A Common Stock underlying each Company RSU Award or (ii) the total number of shares of Company Class A Common Stock underlying each such vested Company PSU Award immediately prior to the Effective Time, respectively, multiplied by (b) the Per Share Merger Consideration, less applicable taxes required to be withheld with respect to such payment.

The consummation of the Merger is subject to customary closing conditions, including (1) the adoption of the Merger Agreement by the holders representing at least a majority of the outstanding shares of Company Class A Common Stock entitled to vote in accordance with the DGCL (the “Company Stockholder Approval”) and (2) expiration or termination of any waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

The Company has made customary representations, warranties and covenants in the Merger Agreement, including, among others, to operate its and its subsidiaries’ businesses in the ordinary course of business and not engage in certain kinds of transactions in each case prior to the consummation of the Transactions. Both Parent and the Company have made customary covenants in the Merger Agreement, including, among others, to use reasonable best efforts to consummate and make effective as promptly as practicable the Transactions and obtain all consents required. Parent has obtained equity financing and debt financing commitments for the purpose of financing the Transaction and has agreed that, to the extent the debt financing becomes unavailable, it will obtain alternative financing in an equivalent amount. The obligations of Parent pursuant to the Merger Agreement are not conditioned on the receipt of this financing.

The Merger Agreement prohibits the Company and its advisors and representatives from soliciting, encouraging, providing information or entering into discussions concerning proposals relating to alternative business combination transactions, subject to certain limited exceptions. However, during the period beginning on October 25, 2021 and continuing until November 29, 2021 (the “Go-Shop Period”), the Company is permitted to take such actions with respect to certain competing acquisition proposals. At the end of the Go-Shop Period, the Company will cease any such activities and will be subject to customary “no shop” restrictions on its ability to solicit third party proposals relating to competing acquisition proposals or to provide information to and engage in discussions with certain third parties. Notwithstanding such restrictions, during the “no shop” period, the Company may take such actions in respect of third parties who submit a reaffirmed competing acquisition proposal after the end of the Go-Shop Period that the Board determines is a Company Superior Proposal (as defined in the Merger Agreement) within the time periods specified in the Merger Agreement. Parent is entitled to (1) prompt notification of certain actions related to the actions described herein, including details of certain proposals, inquiries or offers and (2) the ability to negotiate with the Company prior to the Board recommending an alternative acquisition proposal. The “no shop” restrictions described above are subject to a customary Board “fiduciary out” provision.

The Merger Agreement contains customary termination rights for the Company and Parent and provides that, in connection with certain termination events, Company or Parent may be required to pay a termination fee. In the event the Merger Agreement is terminated by the Company in certain circumstances, including in order to enter into a definitive agreement with respect to a Company Superior Proposal or in certain events where a Company Acquisition Proposal is consummated following the termination of the Merger Agreement, in each case in accordance with the terms of the Merger Agreement, then the Company shall be required to pay the Parent $30,000,000. However, if such termination to enter into a Company Superior Proposal occurs during the Go-Shop Period, such termination fee shall be reduced to $15,000,000. In the event that the Company terminates the Merger Agreement in connection with Parent’s breach of the Merger Agreement or failure to consummate the Transactions under certain circumstances, Parent will be required to pay the Company a termination fee of $80,000,000. The termination rights of the parties to the Merger Agreement are subject to certain notice, cure and other rights. Moreover, the Merger Agreement provides for the reimbursement of certain expenses incurred by the Company or Parent in the event the applicable termination fees are owed.

The foregoing description of the Transactions (including the Merger) and the Merger Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement, a copy of which will be filed by amendment on Form 8-K/A to this Current Report within four business days of the date hereof as Exhibit 2.1 and is incorporated herein by reference in its entirety. The Merger Agreement has been attached to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company. In particular, the assertions embodied in the representations and warranties contained in the Merger Agreement are qualified by information in the confidential Company Disclosure Letter provided by the Company to Parent in connection with the signing of the Merger Agreement. The confidential Company Disclosure Letter contains information that modifies, qualifies and creates exceptions to the representations and warranties and certain covenants set forth in the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement were used for the purposes of allocating risk between the Company and Parent rather than establishing matters as facts. In addition, investors are not third party beneficiaries under the Merger Agreement. Accordingly, the representations and warranties in the Merger Agreement should not be relied on as characterizations of the actual state of facts about the Company.

Voting and Support Agreement

Concurrently with the entry into the Merger Agreement, PE Shay, the owner of approximately 22.5% of PAE’s outstanding shares of Common Stock, entered into a Voting and Support Agreement (the “Voting Agreement”) with the Company and Parent. Pursuant to the Voting Agreement, PE Shay has agreed to, among other things, vote all shares of capital stock of PAE that PE Shay beneficially owns in favor of the Transactions. The foregoing description of the Voting Agreement does not purport to be complete, and is qualified in its entirety by reference to the full text of the Voting Agreement, which will be filed by amendment on Form 8-K/A to this Current Report within four business days of the date hereof as Exhibit 10.1 and is incorporated herein by reference.

IRA Termination Agreement

Concurrently with the entry into the Merger Agreement, PE Shay entered into a Termination Agreement (the “IRA Termination Agreement”) that terminated the Investor Rights Agreement dated February 10, 2020, by and between the Company and PE Shay Holdings, LLC. The foregoing description of the IRA Termination Agreement does not purport to be complete, and is qualified in its entirety by reference to the full text of the IRA Termination Agreement, which will be filed by amendment on Form 8-K/A to this Current Report within four business days of the date hereof as Exhibit 10.2 and is incorporated herein by reference.

2019 Merger Agreement Termination Agreement

Concurrently with the entry into the Merger Agreement, the Company and Platinum Equity Advisors, LLC (“Platinum”) entered into a termination agreement (the “2019 Merger Agreement Termination Agreement”) to amend that certain Agreement and Plan of Merger dated November 1, 2019 among such parties and the other parties thereto in order to terminate Platinum’s right to earn-out shares thereunder effective as of, and subject to the consummating of, the closing of the Merger. The foregoing description of the 2019 Merger Agreement Termination Agreement does not purport to be complete, and is qualified in its entirety by reference to the full text of the 2019 Merger Agreement Termination Agreement, which will be filed by amendment on Form 8-K/A to this Current Report within four business days of the date hereof as Exhibit 10.3 and is incorporated herein by reference.

Registration Rights Termination Agreement

Concurrently with the entry into the Merger Agreement, the Company and the other parties thereto entered into a termination agreement (the “Registration Rights Termination Agreement”) to terminate that certain Amended and Restated Registration Rights Agreement, dated February 10, 2020, effective as of, and subject to the consummating, the closing of the Merger. The foregoing description of the Registration Rights Termination Agreement does not purport to be complete, and is qualified in its entirety by reference to the full text of the Registration Rights Termination Agreement, which will be filed by amendment on Form 8-K/A to this Current Report within four business days of the date hereof as Exhibit 10.4 and is incorporated herein by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the Transactions, the Company entered into transaction and retention agreements with Charles D. Peiffer, Paul W. Cobb, Jr., and Patricia M.C. Munchel pursuant to which they are to receive $1,100,000, $307,500, and $262,500, respectively. Under such agreements, the amounts are payable 50% upon the closing of the Transactions and 50% upon the earlier of the one-year anniversary of the closing of Transactions or such person’s involuntary termination. A form of this agreement will be filed by amendment on Form 8-K/A to this Current Report within four business days of the date hereof as exhibit 10.5.

Item 8.01. Other Events

On October 25, 2021, the Company issued a press release announcing the entry into the Merger Agreement. A copy of the press release is attached as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

See the Exhibit Index below, which is incorporated by reference herein.

Exhibit No.	Description

2.1+ *	Agreement and Plan of Merger, dated as of October 25, 2021, by and among Amentum Government Services Holdings LLC, Pinnacle Virginia Merger Sub Inc. and PAE Incorporated

10.1*	Voting Agreement

10.2*	IRA Termination Agreement

10.3*	2019 Merger Agreement Termination Agreement

10.4*	Registration Rights Termination Agreement

10.5*	Form of Transaction and Retention Agreement

99.1	Press release of PAE Incorporated dated October 25, 2021

104.1	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL

+

All schedules to the Merger Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby agrees to furnish supplementally a copy of any omitted schedule to the SEC upon request.

*	To be filed by amendment

FORWARD LOOKING STATEMENTS

This communication contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts could be forward-looking statements. The words “anticipates,” “believes,” “could,” “designed,” “estimates,” “expects,” “goal,” “intends,” “may,” “plans,” “projects,” “pursuing,” “will,” “would” and similar expressions (including the negatives thereof) are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

We have based these forward-looking statements largely on our current assumptions, expectations, projections, intentions, objectives and/or beliefs about future events or occurrences and these forward-looking statements are subject to a number of risks, uncertainties and assumptions, including, but not limited to, the following: (i) PAE may be unable to obtain stockholder approval as required for the proposed Transactions; (ii) other conditions to the closing of the proposed Transactions may not be satisfied, including that a governmental entity may prohibit, delay or refuse to grant a necessary regulatory approval; (iii) the proposed Transactions may involve unexpected costs, liabilities or delays; (iv) the business of PAE may suffer as a result of uncertainty surrounding the proposed Transactions; (v) shareholder litigation in connection with the proposed Transactions may affect the timing or occurrence of the proposed Transactions or result in significant costs of defense, indemnification and liability; (vi) PAE may be adversely affected by other economic, business, and/or competitive factors; (vii) the occurrence of any event, change or other circumstances could give rise to the termination of the Merger Agreement; (viii) the risk that the proposed Transactions disrupt PAE’s current plans and operations or diverts management’s or employees’ attention from ongoing business operations; (ix) the risk of potential difficulties with PAE’s ability to retain and hire key personnel and maintain relationships with third parties as a result of the proposed Transactions; and (x) other risks to consummation of the proposed Transactions, including the risk that the proposed Transactions will not be consummated within the expected time period or at all. Additional factors that may affect the future results of PAE and the proposed Transactions are set forth in filings that PAE makes with the SEC from time to time, including those listed under “Risk Factors” in PAE’s latest Quarterly Report on Form 10-Q, as updated or supplemented by subsequent reports that PAE has filed or files with the SEC. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. The timing of certain events and circumstances and known and unknown risks and uncertainties could cause actual results to differ materially from those anticipated or implied in the forward-looking statements that we make. Therefore, you should not place undue reliance on our forward-looking statements. Our forward-looking statements are based on current information and we do not assume any obligation to update any forward-looking statements expect as required by the federal securities laws.

IMPORTANT INFORMATION FOR INVESTORS AND WHERE TO FIND IT

This communication may be deemed to be solicitation material in respect of the proposed acquisition of PAE by Amentum Government Services Holdings LLC. In connection with the proposed transaction, PAE intends to file relevant materials with the SEC, including a proxy statement in preliminary and definitive form, in connection with the solicitation of proxies from PAE’s stockholders for the proposed Transactions. The proxy statement will contain important information about the proposed Transactions and related matters. BEFORE MAKING A VOTING DECISION, STOCKHOLDERS OF PAE ARE URGED TO READ THE PROXY STATEMENT, AND OTHER RELEVANT DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT PAE, THE PROPOSED TRANSACTIONS AND RELATED MATTERS. Investors and stockholders may obtain free copies of the proxy statement and other documents (when available) that PAE files with the SEC through the website maintained by the SEC at www.sec.gov. Copies of the documents filed with the SEC by PAE will also be available free of charge on PAE’s investor relations website at https://investors.pae.com/ or by contacting Mark Zindler, PAE’s Vice President of Investor Relations at mark.zindler@pae.com.

PARTICIPANTS IN SOLICITATION

The Company and its directors, executive officers and other members of management and employees, under SEC rules, may be deemed to be “participants” in the solicitation of proxies from the Company’s stockholders with respect to the proposed Transactions. Information regarding the ownership of PAE securities by PAE’s directors and executive officers is included in their SEC filings on Forms 3, 4 and 5, and additional information about PAE’s directors and executive officers is also available in PAE’s proxy statement for its 2021 annual meeting of stockholders filed with the SEC on April 30, 2021 and is supplemented by other filings made, and to be made, with the SEC by PAE. Information concerning the interests of the Company’s participants in the solicitation, which may, in some cases, be different than those of the Company’s stockholders generally, is set forth in the materials filed by the Company with the SEC, and will be set forth in the proxy statement relating to the Transactions when it becomes available. Investors should read such materials carefully before making any voting or investment decision.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: October 25, 2021	PAE Incorporated

	By:	/s/ Charles D. Peiffer
	Name:	Charles D. Peiffer
	Title:	Interim President & Chief Executive Officer; Executive Vice President & Chief Financial Officer